Exhibit 99.1

                                NEWS RELEASE

Contacts:
Formula
Maria Amor or Kelly Hamor
619.234.0345

Vertis Communications
Grace Platon
800.365.8957

VERTIS COMMUNICATIONS NAMES DOUG MANN
SENIOR VICE PRESIDENT AND GENERAL MANAGER
OF ADVERTISING INSERTS

BALTIMORE (Jan. 23, 2007) — Vertis Communications today announced Doug Mann has joined the company as senior vice president and general manager for Vertis Communications’ advertising insert division.  Mann’s extensive background in sales leadership and management across commercial printing platforms will fuel his new role at Vertis to enhance operational and sales effectiveness, quality, and customer service.

“Doug’s impressive sales experience and proven track record in driving growth while improving efficiency, on-time delivery, and customer service, make him an ideal leader for Vertis’ advertising inserts platform”, said Mike DuBose, chairman and CEO for Vertis Communications.

Mann joins Vertis Communications most recently from Gannett, where he served a dual role as president of Minneapolis Offset and group vice president of sales and marketing for the Gannett Offset Group. He has also held various sales leadership positions at C2 Media, Ariston, and Reynolds & Reynolds.

For more information, contact Maria Amor or Kelly Hamor at (619) 234-0345.

About Vertis Communications

Vertis Communications serves as marketing partner to many of today’s Fortune 500 companies. Vertis Communications leverages its vast experience in managing large, complex, time-sensitive assignments to turn its clients’ marketing ideas into realities. Headquartered in Baltimore with more than 100 locations nationwide, Vertis Communications offers world-class consulting, creative, research, direct, media, technology, and production services. Fortune magazine recognized Vertis as one of the “Most Admired Companies” in Marketing and Advertising in 2005, and as the third largest Advertising company in 2006.  To learn more, visit www.vertisinc.com.

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Vertis Communications
250 West Pratt Street | Baltimore, MD 21201 | 800.577.3569	www.vertisinc.com
© 2006 Vertis, Inc.